Exhibit 10.5

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (“Supply Agreement”), dated July 31, 2005 (“Effective Date”), is made by and between AZT International S. de R.L. de C.V., a Mexico corporation (“AZT”), an affiliate of Commerce Clothing Company, LLC, a California limited liability company with its principal executive offices at 5804 East Slauson Avenue, Commerce, California 90040 (“Commerce”), and Cygne Designs, Inc., a Delaware corporation (“Cygne”), having its principal executive office at 11 West 42nd Street, New York, New York 10036.

RECITALS

A.	AZT is, among other things, a manufacturer of denim-related products.

B.	Cygne is, among other things, a seller of denim-related products.

C.	Commerce and Cygne have entered into a separate Asset Purchase Agreement dated the same date as this Supply Agreement, pursuant to which Cygne has acquired from Commerce certain assets and properties formerly used by Commerce in the operation of its business (the “Business”) of selling and distributing branded and private label denim-related products.

D.	The parties now desire to enter into this non-exclusive Supply Agreement whereby AZT will manufacture and supply certain products for Cygne under the terms and conditions set forth in this Supply Agreement, and Cygne will market and sell such products to its customers and the former customers of the Business.

NOW, THEREFORE, and in consideration of the mutual promises, covenants, representations and good and valuable consideration set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1. PRODUCTS, ORDERS AND PRICING

1.1 Manufacturing Services. At the request of Cygne, AZT shall supply to Cygne the denim products described in Exhibit A attached hereto (the “Denim Products”), during the Term of this Supply Agreement subject to the terms and conditions hereinafter set forth. Notwithstanding anything herein to the contrary, Cygne shall not be obligated to utilize AZT’s manufacturing or supply services with respect to any minimum amount of Denim Products or at all. Notwithstanding anything herein to the contrary, AZT shall have the right, in its sole discretion, to outsource to third parties the manufacturing of any Denim Products to be supplied by AZT to Cygne hereunder.

1.2 Purchase Price. AZT agrees that the purchase price (the “AZT Price”) of the Denim Products purchased from AZT by Cygne or its affiliates shall allow Cygne (i) for branded Denim Products, an initial Gross Margin (as defined below) on the initial offering line price per unit to its wholesale customers, net of discounts granted to customers, which discounts are determined on a customer by customer basis and are added back to determine the initial offering line price per unit, but without adjustment for any chargeback deductions and allowances (the “Cygne Wholesale Price”) of 30% and (ii) for private label Denim Products, an initial Gross Margin on the Cygne Wholesale Price of 15%. For purposes of this Supply Agreement, “Gross Margin” shall mean the difference between the Cygne Wholesale Price and the AZT Price divided by the Cygne Wholesale Price. The parties acknowledge that for the styles currently being offered by Commerce, the initial offering line price per unit to its wholesale customers before discounts and allowances (the “Commerce Wholesale Price”) for HIPPIE and DONNA LONGO is approximately between $23.00 and $28.00 per Denim Product. The parties acknowledge that for the styles currently being offered by Commerce, the Commerce Wholesale Price for HINT JEANS and MANHATTAN BLUES is approximately between $14.10 and $16.10 per Denim Product. The parties acknowledge that for the styles currently being offered by Commerce, the Commerce Wholesale Price for private label Denim Products is approximately between $11.00 and $13.00 per Denim Product. At the beginning of each season or market, the Cygne Wholesale Prices shall be subject to the prior written consent of AZT, which consent shall not be unreasonably withheld. The parties acknowledge that in addition to the foregoing styles currently being offered by Commerce, Cygne may adopt additional styles after the date hereof to be manufactured or supplied hereunder, in which case, the Cygne Wholesale Prices with respect to any supply hereunder for each such additional style shall be subject to the prior written consent of AZT, which consent shall not be unreasonably withheld or delayed.

1.3 Compliance with Law. All of the Denim Products to be manufactured or supplied hereunder shall be made in accordance with all applicable laws and regulations.

1.4 Placing of Subsequent Orders. During the Term or any Renewal Term of this Supply Agreement, on a monthly basis, Cygne shall submit written purchase orders to AZT clearly setting forth the Denim Products to be purchased by Cygne and requested shipping dates for the ordered Denim Products. All purchase orders shall be in accordance with the terms and conditions of this Supply Agreement. In the event of any conflict between the terms of this Supply Agreement and the terms of any purchase order issued by Cygne, the terms of this Supply Agreement will govern. In the event that the aggregate amount of all purchase orders outstanding from Cygne at any given time equals or exceeds $7,500,000, then, at the written request of AZT, Cygne shall advance AZT an amount equal to fifty percent (50%) of any amount exceeding $7,500,000. Any such advance paid to AZT from time to time shall reduce the aggregate amount of the AZT Price due and owing by Cygne with respect to any outstanding purchase orders.

ARTICLE 2. TERM AND TERMINATION

2.1 Term. The term of this Supply Agreement shall continue from the Effective Date until the earlier of (i) two (2) years after the Effective Date and (ii) the date this Supply Agreement is otherwise terminated in accordance with its terms (the “Initial Term”).

2.2 Termination. This Supply Agreement may be immediately terminated by either party upon (i) failure of the other party to comply with laws and regulations which materially affect such party’s contracting rights or reputation and where such failure is not cured within thirty (30) days of receipt of written notice thereof; (ii) any material breach of this Supply Agreement by the other party which is not cured within thirty (30) days of receipt of written notice thereof or (iii) the mutual agreement of the parties.

2.3 Renewal Term. This Agreement will automatically renew for consecutive one (1) year terms under the same terms and conditions set forth herein (each a “Renewal Term”) unless terminated by either party upon delivering written notice to the other party at least ninety (90) days but not more than one hundred twenty (120) days prior to the end of the then existing term. The Renewal Term(s), if any, and the Initial Term are collectively referred to herein as the “Term.”

2.4 Rights on Termination or Expiration. In the event of the termination or expiration of this Supply Agreement, in addition to all other remedies available at law or in equity, the parties hereto shall have the following rights and obligations:

(a)	Within ten (10) days after the termination or expiration of this Supply Agreement, each party shall return to the other any and all proprietary and Confidential Information of such party then in its possession or under its control.

(b)	Termination or expiration of this Supply Agreement shall not release any party from the obligation to make payment to the other party of all amounts then and thereafter due and payable under this Agreement within thirty (30) days of termination or expiration, as the case may be.

(c)	Unless Cygne otherwise instructs AZT in writing, AZT shall fulfill all outstanding purchase orders submitted by Cygne in accordance with Section 1.4 hereof and approved by AZT under Article 3 as of the last date of the then current Term.

(d)	Any amounts advanced to AZT under Section 1.4 hereof in excess of the amounts required to pay the AZT Price due for outstanding purchase orders which are fulfilled by AZT in accordance with the terms hereof, shall be promptly refunded to Cygne.

ARTICLE 3. DELIVERY. CYGNE SHALL PROVIDE AZT WITH REASONABLE LEAD TIME FOR THE FULFILLMENT AND DELIVERY OF ORDERS FOR PURCHASE AND, SUBJECT TO SECTION 5.1 HEREOF, AZT SHALL TIMELY FULFILL ORDERS FOR PURCHASES RECEIVED FROM CYGNE AND SHALL DELIVER THE PRODUCTS WHEREVER SO INSTRUCTED BY CYGNE ACCORDING TO A REASONABLE DELIVERY SCHEDULE. THE PARTIES HERETO SHALL IN GOOD FAITH NEGOTIATE SUCH DELIVERY TERMS. NOTWITHSTANDING ANY PORTION OF THIS AGREEMENT TO THE CONTRARY, NO PURCHASE ORDER, OR ANY TERMS THEREIN, SHALL BE DEEMED ACCEPTED UNTIL AZT PROVIDES WRITTEN NOTICE THEREOF.

ARTICLE 4. QUALITY CONTROL. THE QUALITY OF THE PRODUCTS, INCLUDING, AMONG OTHER THINGS, THE TECHNICAL SPECIFICATIONS IN MANUFACTURING THE PRODUCTS, SHALL MEET THE QUALITY REQUIREMENTS OF CYGNE’S CUSTOMERS THAT ARE PROVIDED TO AZT OR OTHERWISE

REASONABLY UNDERSTOOD BY AZT PRIOR TO ACCEPTANCE OF ANY PURCHASE ORDER SOLELY TO THE EXTENT THE FOREGOING RELATE TO THE DENIM PRODUCTS.

ARTICLE 5. INVOICING AND FORM OF PAYMENT

5.1 Invoices:

(a)	AZT shall invoice Cygne upon each shipment of goods made against a Cygne purchase order. Payments by Cygne shall be made directly to AZT on or before the date which is five days after the date of receipt of such invoice.

(b)	If Cygne fails to pay any fees or charges when due, AZT may charge Cygne a late payment charge of one-half percent (1/2%) per month on the past due balance and/or (ii) suspend shipment of all or any portion of any outstanding orders from Cygne that have been approved by AZT and demand payment of all amounts due and owing to AZT for fulfilled purchase orders within thirty (30) days of the date payment was due under Section 5.1(a) hereof, in addition to all other rights and remedies available at law or in equity.

5.2 Form of Payments. Cygne shall remit payments directly to AZT in the form of cash via a wire transfer.

ARTICLE 6. RISK OF LOSS. CYGNE SHALL BEAR THE RISK OF LOSS OF, OR DAMAGE TO, ANY OF THE DENIM PRODUCTS AFTER THE DENIM PRODUCTS HAVE BEEN PLACED ON TRUCKS AT THE LOADING DOCK AT AZT’S PLANT LOCATED AT REFORMA SUR NO. 27, PANZACOLA, TLAXCALA, MEXICO 90796 (THE “PLANT”) FOR TRANSPORT TO CYGNE’S CUSTOMERS OR OTHER PLACE DESIGNATED BY CYGNE. AZT SHALL BEAR THE RISK OF LOSS FOR THE DENIM PRODUCTS PRIOR TO SUCH TIME (FOB AZT’S PLANT).

ARTICLE 7. INSPECTION OF THE PRODUCTS. CYGNE AND ITS REPRESENTATIVES MAY, UPON REASONABLE NOTICE AND DURING REGULAR BUSINESS HOURS, INSPECT THE MANUFACTURE OF DENIM PRODUCTS AND CONDUCT RELATED QUALITY CONTROL; PROVIDED, THAT SUCH RIGHT OF INSPECTION SHALL BE LIMITED TO ONE INSPECTION PER QUARTER OF EACH YEAR. IN CONNECTION THEREWITH, AZT SHALL PROVIDE REASONABLE ASSISTANCE AND ACCESS TO AZT’S FACILITIES, PERSONNEL AND MATERIALS. AZT SHALL COMPLY WITH CYGNE’S REASONABLE QUALITY AND INSPECTION PROCEDURES.

ARTICLE 8. MUTUAL REPRESENTATIONS AND WARRANTIES

8.1 Each party represents and warrants to the other that it has the right and authority to enter into this Supply Agreement and to perform all of its respective obligations and undertakings herein. Each party further represents and warrants to the other that (i) the rights and privileges granted or to be granted hereunder are and will at all times be free and clear of any liens, claims, charges or encumbrances; and (ii) neither party has done or omitted to do, nor will do or omit to do, any act or thing that would or might impair, encumber, or diminish the other party’s full enjoyment of the rights and privileges granted and to be granted under this Supply Agreement.

8.2 Each party represents and warrants that it is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

ARTICLE 9. COVENANT. Cygne recognizes that AZT is currently manufacturing and/or supplying and may manufacture and/or supply Denim Products for third parties during the Term. AZT agrees that it will not enter into any agreement for the manufacture of products that would impair its ability to perform its obligations hereunder on a timely basis.

ARTICLE 10. CONFIDENTIAL INFORMATION

10.1 Each party acknowledges and agrees that it may have access to information, including, but not limited to, intellectual property, trade secrets, business information, ideas and expressions, which are proprietary to and/or embody the substantial creative efforts of the other party (“Confidential Information”). The parties agree that Confidential Information will remain the sole and exclusive property of the disclosing party (“Disclosing Party”), and the receiving party (“Receiving Party”) agrees to maintain and preserve the confidentiality of such information, including, but without limitation, taking such steps to protect and preserve the confidentiality of the Confidential Information as it takes to preserve and protect the confidentiality of its own confidential information. All materials and information disclosed by either party to the other will be presumed to be Confidential Information and will be so regarded by the Receiving Party unless, the Receiving Party can prove that the materials or information are not Confidential Information. For the purposes of this section:

10.2 The parties agree that the Confidential Information will be disclosed for use by the Receiving Party only for the limited and sole purpose of carrying out the terms of this Supply Agreement.

10.3 The Receiving Party agrees not to disclose or permit any other person or entity access to the Confidential Information, except that such disclosure will be permitted to an employee, agent, representative or independent contractor of the Receiving Party requiring access to the same.

10.4 The Receiving Party agrees: (i) not to alter or remove any identification of any copyright, trademark or other proprietary rights notice which indicates the ownership of any part of the Confidential Information, and (ii) to notify the Disclosing Party of the circumstances surrounding any possession, use or knowledge of the Confidential Information by any person or entity other than those authorized by this Supply Agreement.

10.5 Confidential Information will exclude any information that (i) has been or is obtained by the Receiving Party from a source independent of the Disclosing Party and not receiving such information from the Disclosing Party, (ii) is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Disclosing Party or its personnel, or (iii) is independently developed by the Receiving Party without reliance in any way on the Confidential Information provided by the Disclosing Party; or (iv) the Receiving Party is required to disclose under judicial order, regulatory requirement, or statutory requirement, provided that the Receiving Party provides written notice and an opportunity for the Disclosing Party to take any available protective action prior to such disclosure.

ARTICLE 11. INDEMNIFICATION; LIMITATION ON DAMAGES

11.1 AZT’s Indemnification. AZT hereby agrees to indemnify, defend, and hold Cygne harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by AZT of its obligations, representations and warranties hereunder.

11.2 Cygne’s Indemnification. Cygne hereby agrees to indemnify, defend, and hold AZT harmless from any and all third party claims, losses, liabilities, causes of action and costs (including reasonable attorneys’ fees) arising from, or on account of, or related to any breach by Cygne of its obligations, representations and warranties hereunder.

11.3 Limitation on Damages. NEITHER PARTY NOR ANY OF ITS RESPECTIVE AFFILIATES, SHALL BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER INDIVIDUAL OR ENTITY FOR ANY INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, OR INCIDENTAL LOSS OR DAMAGE OF ANY KIND OR NATURE, RELATING TO OR ARISING OUT OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO ANY LOSS OF REVENUES, ANTICIPATED PROFITS OR SAVINGS, OR LOSS BY REASON OF SHUTDOWN IN OPERATION OR FOR INCREASED EXPENSES OF OPERATION.

ARTICLE 12. GENERAL

12.1 Governing Law. This Supply Agreement shall be interpreted in accordance with the laws of the State of California, without regard to the conflicts of laws principles thereof. The parties agree that jurisdiction over and venue in any legal proceeding arising out of or relating to this Supply Agreement will exclusively be in the state or federal courts located in Los Angeles County, California.

12.2 Entire Agreement. This Supply Agreement, including the Exhibit(s) attached hereto, constitutes the entire agreement and understanding between the parties and integrates all prior discussions between them related to its subject matter. No modification of any of the terms of the agreement will be valid unless in writing and signed by an authorized representative of each party.

12.3 Assignment. This Supply Agreement may not be assigned by any party hereto to any other person, firm, or entity without the express written approval of the other party hereto and any attempt at assignment in violation of this section will be null and void; provided, that, notwithstanding the foregoing, Cygne may assign this Agreement, and grant a security interest in this Agreement, to any senior lender to Cygne without being required to obtain the consent of AZT, and AZT shall have the right to assign this Supply Agreement to an affiliate of AZT upon written notice to Cygne, without being required to obtain the consent or approval of Cygne. Without limiting the foregoing, AZT shall not, voluntarily or by operation of law (including, without limitation, by transfer of the stock of AZT or Azteca), assign or transfer, this Supply Agreement or any interest herein, or any right or obligation hereunder, without first obtaining the written consent of Cygne, which consent shall not be unreasonably withheld.

12.4 Notices. All legal notices required or permitted hereunder will be given in writing addressed to the respective parties as set forth below and will either be (i) personally delivered, (ii) transmitted by postage prepaid certified mail, return receipt requested, or (iii) transmitted by nationally recognized private express courier, and will be deemed to have been given on the date of receipt if delivered personally, or three (3) days after deposit in mail or express courier. Either party may change its address for purposes hereof by written notice to the other in accordance with the provisions of this Subsection. The addresses for the parties are as follows:

AZT	Cygne
AZT International 5804 E. Slauson Ave. Commerce, CA 90040 Attn: Hubert Guez	Cygne Designs, Inc. 11 West 42nd Street New York, New York 10036 Attn: Bernard Manuel

12.5 Rights to Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide full compensation in the event of a material breach relating to either party’s obligations, representations, and warranties hereunder, and the non-breaching party will therefore be entitled to seek injunctive relief in the event of any such material breach.

12.6 Force Majeure. No party will be liable for, or will be considered to be in breach of or default under this Supply Agreement on account of, any delay or failure to perform as required by this Supply Agreement as a result of any causes or conditions that are beyond such party’s reasonable control (such as war, riot, attack of terror, insurrection, rebellion, strike, lockout, unavoidable casualty, or damage to personnel, material or equipment, fire, flood, storm, earthquake, tornado, or any act of God) and that such party is unable to overcome through the exercise of commercially reasonable diligence. If any force majeure event occurs, the affected party will give prompt written notice to the other party and will use commercially reasonable efforts to minimize the impact of the event. However, if a force majeure event prevents a party’s performance of a material covenant set forth herein, the other party can immediately terminate this Supply Agreement.

12.7 Waiver. The waiver, express or implied, by any party of any breach of or right under this Supply Agreement by another party will not waive any subsequent breach or right by such party of the same or a different kind.

12.8 Headings. The headings to the Sections and Exhibits of this Supply Agreement are included merely for convenience of reference and will not affect the meaning of the language included therein.

12.9 Independent Contractors. The parties acknowledge and agree that they are dealing with each other hereunder as independent contractors. Nothing contained in this Supply Agreement will be interpreted as constituting either party the joint venturer, employee or partner of the other party or as conferring upon either party the power of authority to bind the other party in any transaction with third parties.

12.10 Severability. In the event any provision of this Supply Agreement is held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be reformed only to the extent necessary to make it enforceable, and the other provisions of this Supply Agreement will remain in full force and effect.

12.11 Counterparts. This Supply Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For purposes hereof, a facsimile copy of this Supply Agreement, including the signature pages hereto, will be deemed to be an original. Notwithstanding the foregoing, the parties will deliver original execution copies of this Supply Agreement to one another as soon as practicable following execution thereof.

12.12 Cooperation in Drafting. All parties have cooperated in the drafting and preparation of this Supply Agreement, and it will not be construed more favorably for or against any party.

12.13 Attorney’s Fees. Should any party hereto initiate a legal or administrative action or arbitration proceeding (an “Action”) to enforce any of the terms or conditions of this Supply Agreement, the prevailing party (as determined by the court, arbitrator or other fact-finder) will be entitled to recover from the losing party all reasonable costs of the Action, including without limitation, reasonable attorneys’ fees and costs.

IN WITNESS WHEREOF, the parties have executed this Supply Agreement as of the Effective Date.

AZT INTERNATIONAL, SA DE CV

By:	/s/ Hubert Guez
Name:	Hubert Guez
Title:	President

CYGNE DESIGNS, INC.

By:	/s/ Bernard Manuel
Name:	Bernard Manuel
Title:	President